Exhibit 5

            ZACK, SPARBER, KOSNITZKY, TRUXTON, SPRATT & BROOKS, P.A.
                           1 International Place
                                Suite 2800
                         Miami, Florida 33131-2144

                               July 26, 1995


Peoples Telephone Company, Inc.
2300 Northwest 89th Place
Miami, Florida 33126

     RE:  PEOPLES TELEPHONE COMPANY, INC. --
          REGISTRATION STATEMENT ON FORM S-3 REGISTRATION NO. 33-58607

Gentlemen:

     We have acted as special legal counsel to Peoples Telephone Company, Inc., a New York corporation (the "Company"), in connection with the issuance of this opinion for the purposes of filing the above-referenced Registration Statement on Form S-3 (the "Registration Statement") with the United States Securities and Exchange Commission relating to the registration of 1,585,076 shares (the "Shares") of common stock, par value of $.01 per share, of the Company (the "Common Stock"), which Shares have been or will be issued as contemplated in the Registration Statement.

     Based upon our examination of such documents and records as we have deemed relevant and necessary and upon a certificate of an officer of the Company, we are of the opinion that the Shares are duly authorized, and are either validly issued, fully paid and non-assessable shares of Common Stock if previously issued or will be validly issued, fully paid and non-assessable shares of Common Stock upon issuance by the Company if such shares of Common Stock have not been previously issued.


     We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the heading "Legal Matters" in the related Prospectus.


Sincerely yours,

ZACK, SPARBER, KOSNITZKY,
TRUXTON, SPRATT & BROOKS, P.A.

/s/ Michael Kosnitzky, Esq.
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    Michael Kosnitzky, Esq.
    For the Firm